UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

PROXY STATEMENT SUPPLEMENT

These supplemental disclosures to our definitive proxy statement dated October 28, 2011 update information and respond to allegations made by plaintiffs in the shareholder litigation relating to the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of October 2, 2011, by and among Pharmaceutical Product Development, Inc., Jaguar Holdings, LLC, which we refer to as Parent, and Jaguar Merger Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, which we refer to as the merger. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

This proxy statement supplement is dated November 14, 2011 and is first being mailed to shareholders of PPD on or about November 14, 2011.

DATE OF MEETING

The special meeting of shareholders will be moved back one day from its originally scheduled date to Wednesday, November 30, 2011, at 10:00 a.m., Eastern time, at our principal offices located at 929 North Front Street, Wilmington, North Carolina.

SETTLEMENT OF LITIGATION

This proxy statement supplement is being filed in connection with a Memorandum of Understanding, dated November 4, 2011, regarding the proposed settlement of certain litigation relating to the merger agreement.

As previously disclosed on pages 62 and 63 of the definitive proxy statement, six purported class action lawsuits were brought against PPD, the members of the Board, Parent, Merger Sub, The Carlyle Group and Hellman & Friedman LLC, on behalf of the public shareholders of PPD. Five of these lawsuits were filed in North Carolina courts and consolidated as In re PPDI Litigation, in the North Carolina Business Court. One of these lawsuits was filed in the United States District Court for the Eastern District of North Carolina. We refer to these six lawsuits as the North Carolina shareholder litigation. See “Supplemental Disclosure — Legal Proceedings Regarding the Merger” beginning on page 29 of this proxy statement supplement for more details.

The Company believes that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, to avoid the risk that the North Carolina shareholder litigation might delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make supplemental disclosures related to the merger, all of which are set forth below. Subject to completion of confirmatory discovery by counsel to the plaintiffs, the Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the North Carolina Business Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the merger, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under North Carolina law), pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. The settlement will not affect the merger consideration per share of $33.25, in cash, without interest, to be paid in the merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

In connection with the proposed settlement of certain of the North Carolina shareholder litigation as described in this proxy statement supplement, the Company has agreed to make these supplemental disclosures to the definitive proxy statement. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which should be read in its entirety.

The following disclosure supplements and restates the disclosure under the heading “Background of the Merger” on pages 21-30 of the definitive proxy statement.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, the board of directors regularly reviews and assesses strategic alternatives available to the Company, in light of the Company’s performance, risks facing the industry, market conditions, capital structure, CRO industry dynamics, opportunities and overall strategic direction. In connection with this ongoing process, the board of directors has at various times considered potential business combination transactions.

In addition, from time to time over the last few years, several parties, including Carlyle and H&F, have approached the Company, primarily through Fredric N. Eshelman, Pharm. D., our Executive Chairman, regarding possible strategic and investment transactions involving the Company. Prior to the discussions described in the following paragraphs below, representatives of Carlyle and the Company spoke on occasion, including meetings on January 12, 2009 and August 13, 2009, as well as a meeting on June 9, 2011 between Dr. Eshelman and representatives of Carlyle in which Carlyle expressed an interest in acquiring the Company. Similarly, representatives of H&F and the Company spoke on certain occasions, including at meetings on April 27, 2009, August 25, 2009, November 19, 2009 and April 4, 2011 at which representatives of H&F had discussions with Dr. Eshelman regarding developments in the CRO industry and H&F’s interest in a potential transaction with the Company. However, none of these discussions between the Company and Carlyle or H&F, respectively, proceeded past preliminary conversations or involved any exchanges of confidential information.

On February 4, 2011, the Company announced the retirement, effective at the annual meeting of shareholders to be held on May 18, 2011, of Chief Executive Officer and director David Grange, and the commencement of a search for a new CEO. At the annual meeting, PPD’s shareholders elected the board’s slate of directors, including new directors, Vaughn D. Bryson, Robert A. Ingram and Ralph Snyderman, M.D. At the board meeting immediately following the shareholder meeting, the directors requested that Company management prepare a presentation addressing the business of the Company, risks facing the industry, the Company’s business plan and overall strategy.

On June 9, 2011, the Company’s lead independent director, Ernest Mario, Ph.D., was contacted by a private equity firm regarding a potential acquisition of the Company. The party indicated to Dr. Mario a price range of $33.00 to $34.00 per share and stated that it would require exclusivity to move forward with its interest in a transaction.

On June 28, 2011, the board held a special telephonic meeting to review the business of the Company, the risks facing the industry, the current global economic environment, the outlook for the pharmaceutical industry and research and development spending, the Company’s business plan, the Company’s recent financial and operating performance and share price performance and its prospects for future growth and share price appreciation. A representative of the Company’s legal counsel, Wyrick Robbins Yates & Ponton LLP, also attended this telephonic board meeting. The board discussed the recent inquiries received from parties interested in exploring an acquisition of the Company. In light of the considerations and risks confronting the Company that were addressed in the Board’s review and the recent indications of interest received from various potential buyers of the Company, Drs. Eshelman and Mario recommended that the Company retain a financial advisor and explore whether interest existed among potential buyers for a transaction involving the sale of the Company, and how potential buyers would value the Company. The board discussed reasons for exploring a sale of the Company at this time, and the risks inherent in so doing, particularly the risk that competitors in the Company’s industry might use information about a potential transaction involving the Company to solicit the Company’s employees and customers, and the risk that a leak regarding a possible transaction with a strategic buyer could disrupt customer relations. The board also considered it likely that other industry participants would be either uninterested or lacking the capacity to acquire the Company. The board concluded that this fact, combined with the likelihood and potential negative impact to the Company and its shareholders of the related risks outweighed the benefits of contacting competitors at this time. The board discussed conducting a limited exploratory sale process with a defined set of private equity firms, provided that all potential buyers, including industry participants, would have the opportunity to submit proposals if the board ultimately decided to sell the Company for cash. In this regard, the directors specifically discussed the potential inclusion of a “go shop” provision in any definitive agreement entered into with a particular bidder, which would permit the Company to continue, after signing a definitive agreement, to solicit acquisition proposals that could yield a higher offer price. In light of the concerns discussed, and the board’s belief that a post-signing go-shop process would also be available if in fact other industry participants were interested, the board concluded that exploratory discussions should not include other companies in the Company’s industry, and that contacts should be made only with a limited number of financial sponsors at this time. The board determined that the party that contacted Dr. Mario on June 9, 2011 should not be included among the financial sponsors to be contacted at this time due to the value indicated by such party in its proposal to Dr. Mario and such party’s requirement that the Company negotiate with it on an exclusive basis. Dr. Eshelman stated that he believed his interests in a transaction were aligned with the interests of shareholders, as he was a significant shareholder in the Company, and would sell all his stock in the transaction. Following further discussion, the board unanimously approved a two-to-four week exploratory process, focusing on private equity firms that (1) had large enough funds to be able to contribute sufficient equity financing to consummate a transaction with the Company, (2) had previously expressed an interest in the Company or had key personnel with experience in the CRO sector, and (3) did not control competitive companies. The directors discussed several potential top tier financial advisors, including Morgan Stanley & Co. LLC, considering their qualifications, experience and any potential conflicts of interest that could arise from representation of competitors or potential buyers. In particular, while Morgan Stanley had not been formally engaged to work for PPD before, it was familiar with the Company and its industry. The board unanimously authorized management to engage Morgan Stanley on terms that are in the best interests of the Company, after confirming that Morgan Stanley was not potentially conflicted by relationships with potential bidders. In addition, the Wyrick Robbins representative advised the directors of their duties to shareholders under applicable law in this context. Dr. Mario then updated the board on the status of the Company’s search for a new Chief Executive Officer. The board of directors discussed the candidates under consideration and the need to proceed with the search in case the exploratory process did not result in a sale of the Company.

Following the direction of the board, PPD management contacted Morgan Stanley regarding their potential engagement, and over the next few days confirmed that Morgan Stanley had no conflicts of interest with potential bidders and negotiated an engagement letter. On July 1, 2011, the Company retained Morgan Stanley to act as its financial advisor, and to assist the Company in evaluating its strategic plan and capital structure, with a focus on unlocking value for shareholders.

After the June 28, 2011 board meeting and continuing until early July 2011, the Company, directly or through Morgan Stanley, contacted four private equity firms that were identified as meeting the criteria established by the board, including Carlyle and H&F, to communicate a process for the potential submission of confidential preliminary indications of interest for an acquisition of 100% of the Company. During the week of July 5, 2011, all of the contacted private equity firms signed non-disclosure agreements. Once the non-disclosure agreements had been executed, the Company gave Carlyle, H&F and two other private equity firms (described in this proxy statement as Bidder C and Bidder D, respectively) access to limited Company confidential information via a virtual data room beginning on July 11, 2011. Later in the week, Bidder D contacted the Company to indicate that, due to its recent acquisition of another company, it was no longer interested in moving forward with the potential submission of an indication of interest to acquire the Company.

On Sunday, July 17, 2011, The Wall Street Journal published an article online, indicating that the Company was exploring a potential sale, including a potential combination with a competitor. Following the publication of the online article, the price of PPD’s common stock, which had closed at $27.86 per share on July 15, 2011, closed at $30.74 on July 18, 2011. The article caused a considerable number of customers and employees to express concern about the impact of the reported process on the Company’s operations. As a result, later on July 18, 2011, the Company issued a press release publicly disclosing that its board of directors had asked management to review PPD’s strategic plan and capital structure with a focus on unlocking value for shareholders, but that it was not pursuing a strategic combination with a competitor.

Also on July 18, 2011, members of the Company’s senior management conducted meetings at Morgan Stanley’s offices in New York City with Carlyle, H&F and Bidder C. In these meetings, the Company reviewed its business operations, historical financial performance and the Company’s five-year financial forecast prepared by the Company’s management for these meetings, which we refer to as the management presentation case.

Following the July 17, 2011 publication of the article in The Wall Street Journal and the Company’s press release on July 18, 2011, the Company was contacted, directly or through Morgan Stanley, by six other potentially interested parties, including a competitor to the Company, a private equity firm owning a competitor to the Company, a private equity firm with prior experience in the CRO industry and three other private equity firms. The private equity firm with sector experience was the only one of the additional potentially interested parties that met the board’s three criteria, established at its June 28 meeting, for participants in this stage of the process. The other parties did not meet the board’s criteria and were therefore not included at that time. That private equity firm, or Bidder E, signed a non-disclosure agreement on July 20, 2011, which included provisions substantially similar to the terms included in the previously executed non-disclosure agreements. Shortly thereafter, Bidder E received access to the virtual data room and participated in a similar informational meeting with Company management via teleconference. The other five parties were not invited to participate in the process because they did not meet the criteria previously established by the board.

In addition to the management presentation case previously disclosed to the potential bidders, following consultation with the Company’s advisors, on or about July 20, 2011, Company management completed the preparation of a sensitivity case financial forecast, which we refer to as the management sensitivity case, to assist the board of directors in understanding and evaluating (i) the risks inherent in the management presentation case and (ii) the impact on the value of the Company in the event Company management is unable to achieve the financial forecast in the management presentation case. To achieve that objective, for the management sensitivity case, Company management reduced the projected revenue growth rates in the Company’s clinical development segment by two percentage points for each year of the five-year financial forecast, reduced the gross profit rates for the clinical development segment to 50% for each year of the five-year financial forecast, maintained SG&A spending levels in the clinical development segment consistent with the management presentation case, and reduced revenue growth rates for selected laboratory businesses (but maintained the gross profit and SG&A rates for those laboratories). The management sensitivity case was not shared with Carlyle, H&F or any other potential bidders for the Company. Neither the management presentation case nor the management sensitivity case were revised after they were initially prepared.

On July 21, 2011, Morgan Stanley requested in writing that the four potential buyers (Carlyle, H&F, Bidder C and Bidder E) submit to the Company a preliminary, non-binding indication of interest on July 25, 2011, including a proposed per share purchase price.

On July 25, 2011, Bidder C informed Morgan Stanley that it would not be submitting an indication of interest. H&F and Bidder E submitted indications of interest on July 25, 2011. After seeking a one-day extension in order to receive the required internal approval of the indication of interest at a regularly scheduled committee meeting on July 25, Carlyle submitted an indication of interest on July 26, 2011. In its indication of interest, Carlyle proposed to acquire the Company at $37.25 per outstanding share of our common stock. The other indications of interest included a range of $33.00 to $36.00 per share from H&F, and a price per share of $36.00 from Bidder E. Each of the indications of interest indicated that the proposal was subject to certain assumptions, including negotiation of satisfactory definitive documentation, completion of due diligence and obtaining committed debt financing.

On July 28, 2011, the board of directors held a meeting in Durham, North Carolina, attended by members of the Company’s senior management team and representatives of Morgan Stanley and Wyrick Robbins. Dr. Eshelman, Chief Operating Officer William J. Sharbaugh and Chief Financial Officer Daniel G. Darazsdi reviewed in detail the management presentation case that had been shared with the four potential buyers that previously had met with the Company’s management. The board was also presented with the management sensitivity case to provide the board with a more detailed perspective on the risks in the management presentation case, potential results in light of these risks and the assumptions included in the management presentation case and the impact on the value of the Company if the management presentation case is not achieved. Morgan Stanley updated the board of directors regarding certain terms of the indications of interest received on July 25, 2011 and July 26, 2011 from Carlyle, H&F and Bidder E, including the indicative price per share and related assumptions, terms and conditions. The board carefully considered each of these indications of interest individually, as each represented a potential separate, stand-alone offer. Morgan Stanley also provided the board of directors with information about Bidders C and D, which were the two other parties that had been in contact with the Company but had declined to submit indications of interest. Morgan Stanley and the board of directors also discussed the other indications of potential interest received from other parties after the July 17, 2011 publication of the article in The Wall Street Journal and the Company’s press release on July 18, 2011, and the fact that these parties did not meet the criteria that the board previously had established.

At the prior request of the board of directors, the Morgan Stanley representatives presented Morgan Stanley’s preliminary views on the value of the Company on a stand-alone public company basis, based on publicly available information and the Company’s management presentation case and management sensitivity case. These views included comparisons of the Company to its publicly traded peers in the CRO industry in terms of share price, valuation metrics and leverage, as well as its prospects under the management presentation case and the management sensitivity case, the underlying assumptions in those forecasts, related risks that might prevent achieving those forecasts and the potential implications for future valuation of the Company. Morgan Stanley reviewed the Company’s share price performance over the past two years and its performance relative to other companies in the CRO industry for the 12 months through July 15, 2011, the last trading day prior to the Wall Street Journal article. Representatives of Morgan Stanley noted that despite the Company’s improved performance in recent quarters, the Company’s stock price had remained relatively flat over the last 12 months. Representatives of Morgan Stanley noted that the Company’s stock was trading at a discount to many of its peers in the CRO industry, and at a discount to its three and five-year average multiple on next twelve months earnings. The Morgan Stanley representatives also described for the board of directors stand-alone value creation alternatives, including a leveraged recapitalization or similar transaction while remaining an independent public company, and the potential costs and risks associated with the alternatives discussed in view of market developments and conditions. The Morgan Stanley representatives, the Company’s management and the board of directors discussed these alternatives and potential financing costs and debt capacity in light of recent trends in the CRO industry and the economy generally, as well as potential execution risks inherent in implementing the alternatives. The Morgan Stanley and Wyrick Robbins representatives then described for the board of directors the potential timing and process if the board determined to pursue a sale of the Company. In executive session with directors only, the board continued its detailed discussion and consideration of the merits and risks of the strategic alternatives available to PPD.

After extensive consideration of the strategic alternatives available to the Company and in light of the risks and costs of continuing as an independent public company, the board of directors determined that in order to pursue the best interests of the shareholders they should continue to explore the potential sale of the Company. Therefore, the board directed the Company’s management and Morgan Stanley to continue exploring the potential sale of the Company and to seek a higher price from Carlyle, which was the highest bidder. Representatives of Morgan Stanley and the Company negotiated with Carlyle over the next few days, and following such negotiations, on July 31, 2011, Carlyle communicated that it would increase its July 26, 2011 indication of interest to $37.50 per share if the Company would agree to deal exclusively with Carlyle with respect to negotiation of any potential change of control transaction. During this period, each of H&F and Bidder E continued to contact Morgan Stanley to pursue discussions regarding their respective indications of interest.

The board met via telephone on the morning of August 1, 2011, and deliberated further on the Company’s alternatives and the revised Carlyle indication of interest. Senior management of the Company and representatives of Morgan Stanley and Wyrick Robbins also participated in the meeting. Dr. Eshelman updated the board of directors on negotiations with Carlyle and the most recent proposal from Carlyle, including the request for an exclusive negotiating period. Representatives of Morgan Stanley described for the directors the discussions that Morgan Stanley had with H&F, including that H&F had proposed a price range that was lower than Carlyle’s indicated price and was conditioned upon satisfactory diligence supporting certain assumptions used by it in determining that price range. Representatives of Morgan Stanley also described for the directors the discussions that Morgan Stanley had with Bidder E, including that Bidder E had not conducted a thorough diligence review and had presented a lower price in its indication of interest. Representatives of Morgan Stanley informed the board of directors that each of those potential buyers had indicated that it was unlikely at that time that it would be willing to increase the price from its previously delivered indication of interest. The board of directors discussed the risks to the Company if it were to engage in discussions with competitors in the industry regarding a potential transaction, and determined that it was not in the best interests of the Company’s shareholders to approach a broader group of potential buyers at this time. However, the board also discussed that a mechanism should be considered to allow competitors in the industry or other potential buyers to submit proposals if any transaction were to be announced by the Company. After careful deliberation, the board directed management and Morgan Stanley to inform Carlyle that the Company would verbally agree in principle that for the subsequent four weeks it would negotiate only with Carlyle regarding a potential change of control transaction, provided that any definitive agreement would include an appropriate “go shop” provision allowing the Company to seek and accept superior offers after execution of the agreement. In addition, the board determined that the Company would consent to Carlyle’s request to work with a small number of potential equity partners (which did not include H&F or Bidder E) identified by Carlyle and to Carlyle sharing Company confidential information with the potential debt financing sources and equity partners identified by Carlyle subject to non-disclosure obligations.

Also at the meeting, in order to provide additional perspective for the board to consider in connection with its analysis of any potential transaction, the board directed management to retain an additional investment bank or financial advisor, not to contact or negotiate with potential acquirers, but solely to conduct analyses and, if possible, render an opinion to the board as to the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be paid to those holders in any transaction, for a fixed fee payable upon delivery of the opinion and not contingent upon closing of a transaction. The board did not believe that Morgan Stanley’s prior work for Carlyle and H&F and/or their affiliates required retention of an additional financial advisor. However, in addition to providing the board with valuable additional perspective on this important transaction, the board determined that the additional fairness opinion would avoid even the appearance of any conflict of interest that might be implied by Morgan Stanley’s customary contingent success-based fee structure.

Following the meeting, representatives of Morgan Stanley conveyed the decision of the board of directors to Carlyle, the Company invited Carlyle to conduct detailed due diligence in support of its pricing for a potential acquisition of the Company and indicated to Carlyle that Wyrick Robbins would prepare and provide a draft merger agreement that would include a “go shop” provision.

Later on August 1, H&F sent the Company a revised indication of interest at a range of $36.00 to $38.00 per share, contingent upon satisfactory diligence that supported certain assumptions used by it in determining the increased range. The board of directors reconvened via telephone on the morning of August 2, 2011, with senior management of the Company and representatives of Morgan Stanley and Wyrick Robbins to consider the revised indication of interest from H&F. The board of directors discussed the facts that 75% of the expressed range did not exceed the Carlyle fixed price, that the range had increased significantly without analysis of any new information and was conditioned upon specific further diligence assumptions, that the Company had, prior to receiving H&F’s revised indication of interest, committed to deal exclusively with Carlyle for the next four weeks and that an appropriate “go shop” provision in any definitive agreement with Carlyle would afford adequate opportunity for any potential buyer, including H&F, to acquire the Company if it were willing to do so on terms that were superior to the terms offered by Carlyle. After due deliberation, the board of directors directed senior management of the Company and Morgan Stanley to negotiate exclusively with Carlyle for the next four weeks and to seek the best terms available from Carlyle. Based on guidance given by the board, Morgan Stanley informed each of H&F and Bidder E that the Company intended to negotiate a transaction with another party at this time.

On August 2, 2011, the board of directors received a letter from the competitor of the Company that had contacted the Company after publication of the article in The Wall Street Journal, indicating an interest in acquiring the company within a price range of $34.00 to $38.00 per share, based on publicly available information. At the direction of the board, Morgan Stanley advised the competitor that it did not meet the criteria established by the board for participation in the sale process at that time.

On August 4, 2011, Wyrick Robbins sent to Latham & Watkins, counsel to Carlyle, the draft merger agreement requested by the board. This draft, as directed by the board, included a proposed “go shop” period having a length of 40 calendar days, as well as a right of the Company to terminate the agreement to accept a superior proposal if it paid a termination fee (which would be a lower amount if the agreement was with a party identified during the “go shop” period) and a termination fee to be paid to the Company if Carlyle failed to complete the merger in certain circumstances. In addition, during the first three weeks of August, Carlyle and its advisors continued their due diligence review of the Company, including through meetings, visits to certain Company facilities, teleconferences and access to additional information via the Company’s virtual data room.

On August 15, 2011, Bloomberg published an article stating that the Company, possibly advised by Morgan Stanley, was in exclusive talks with Carlyle regarding a sale of the Company after submitting an offer that was higher than bids submitted by other private equity firms, which were reported to range from $33.00 to $38.00 per share. Spokespeople for PPD, Morgan Stanley and Carlyle declined to comment for or about the article. The Company again experienced considerable employee and customer concern about the future of the Company. After closing at $26.60 per share on Friday, August 12, 2011, the Company’s stock price rose to as high as $33.07 on August 16, 2011 after publication of the Bloomberg article.

As directed by the board of directors at the August 1, 2011 meeting, PPD management interviewed several firms to identify one to conduct analyses and, if possible, deliver the second fairness opinion. Among the criteria used to identify potential such firms were that they not be already engaged by any party involved in the process to date and agree not to accept any engagement from any other party on any other aspect of the transaction, including any debt or equity financing, and that they have some familiarity with the Company and the CRO industry, as well as a reputation for working quickly and efficiently to complete their analyses and, if possible, render a fairness opinion. PPD management also inquired about any conflicts of interest the firms might have that would prevent them from giving the requested opinion. As a result of this interview process, on

August 17, 2011, the Company retained Lazard Frères & Co., LLC to conduct analyses and, if possible, render a fairness opinion to the board of directors. The terms of the Company’s engagement of Lazard, and the opinion rendered by Lazard to the board of directors with respect to the fairness from a financial point of view of the merger consideration to be paid to the Company shareholders, are described below under “Opinions of the Company’s Financial Advisors”.

On August 19, 2011, Latham & Watkins, on behalf of Carlyle, submitted to Wyrick Robbins, on behalf of the Company, a mark-up of the draft merger agreement, which included, among other revisions, requirements that PPD settle its ongoing accelerated share repurchase program and repatriate cash from foreign subsidiaries prior to closing at PPD’s cost, a shorter “go shop” period, a higher break-up fee payable by PPD if PPD failed to complete the merger in certain circumstances and a lower termination fee if Parent failed to close in certain circumstances. Over the next approximately three weeks, the parties negotiated the terms of the definitive merger agreement.

The period from July 15, 2011, which was the last trading day prior to the publication of the article in The Wall Street Journal, through the end of August 29, 2011, which was the date on which Carlyle indicated it could pay only $34.00 per share as discussed below, was marked by a high level of market volatility, with the S&P 500 equity index declining by 8% and an index comprised of certain publicly traded CRO companies declining by 18%. In addition, markets were impacted by several significant macroeconomic events, including concerns over the raising of the U.S. debt ceiling, the downgrading of the U.S. credit rating and concerns over European sovereign debt and bank stability.

On August 25, 2011, representatives of Carlyle had a telephonic discussion with representatives of Morgan Stanley and indicated that Carlyle was having difficulty arranging financing for the merger and that Carlyle was no longer willing to pay $37.50 per share of the Company. Carlyle did not communicate a new price on the call and indicated that it would not be in a position to do so until the following week. On August 26, 2011 representatives of Carlyle told representatives of the Company and Morgan Stanley that one of Carlyle’s potential equity partners had indicated it would not pay more than $33.00 per share, that a second potential equity partner was unable to act on the transaction in the short time frame available. None of Carlyle’s potential equity partners were involved in the process leading to initial indications of interest regarding a transaction with PPD. Carlyle also said it needed an additional one-to-two weeks to permit Carlyle to work with another potential equity partner. On August 29, 2011, representatives of Carlyle told representatives of the Company that Carlyle had arranged for its debt financing and was prepared to pay $34.00 per share, but needed until September 12 to arrange for a commitment from another potential equity partner. Carlyle cited current stock and debt market conditions, which had deteriorated significantly since the beginning of discussions, as well as its inability to fully use PPD cash to fund a portion of the purchase price, including because of restrictions on repatriation of off-shore funds, potential costs to unwind PPD’s ongoing accelerated share repurchase program and the Company’s pre-existing commitments to invest in various venture and similar funds. In subsequent conversations with representatives of Morgan Stanley, Carlyle indicated that it likely could improve upon its offer, possibly to the level of $35.00 per share. In connection with its efforts to find a potential equity partner in the transaction, Carlyle requested permission to contact H&F, which Carlyle believed had both the financial capability and interest in the CRO industry to be a suitable equity partner.

On August 30, 2011, the board of directors held a meeting in Cary, North Carolina, which was attended by members of the Company’s senior management team and representatives of Morgan Stanley, Lazard and Wyrick Robbins and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel engaged by the Company on August 22, 2011 to provide additional strategic transaction advice and analyze foreign antitrust matters and prepare related filings. The Morgan Stanley representatives updated the board of directors on recent developments in the negotiations with Carlyle. The Morgan Stanley representatives also described for the board of directors general conditions in the stock and debt markets, noting the significant volatility and downward market trends in the last month. The Morgan Stanley representatives then reviewed Carlyle’s latest proposal and Morgan Stanley’s views on potential equity partners to support an offer by Carlyle. Representatives of Morgan

Stanley expressed the opinion that there were a limited number of private equity firms that would be interested in potentially pursuing an acquisition of the Company with Carlyle, given the amount of capital required to effect such a transaction and because many private equity firms had been affected by the decline in the equity and debt markets, including with respect to the cost of debt financing which would negatively affect the internal rates of returns for potential equity partners. The Morgan Stanley representatives also described certain alternatives for unlocking shareholder value, including a potential leveraged recapitalization and other independent strategies the Company could pursue. The board discussed these alternatives, expressing concern about them from the perspective of the shareholders because they involved significantly leveraging the Company as a public company, by raising money through debt at a time when the capital markets are volatile and uncertain. The Lazard representatives then responded to questions from various directors. Representatives of Morgan Stanley expressed the view that all of the potential buyers that had previously submitted indications of interest would likely face the same financing challenges that Carlyle had indicated it was encountering. Morgan Stanley also expressed the view that H&F continued to express interest in a transaction with the Company, but like Carlyle, was unlikely to proceed with a transaction without participation of another significant equity partner. In light of recent economic changes, the board of directors requested an update from management of the Company on the business of the Company, the performance of the Company and the risks facing the Company. After a presentation from senior management of the Company addressing these topics, the board of directors discussed with senior management of the Company the assumptions inherent in the Company’s business plan, the likelihood that the Company could achieve its business plan and the related risks, particularly in light of recent global economic developments including the downgrade of U.S. debt and concerns over European sovereign debt defaults. The Wyrick Robbins and Skadden Arps representatives advised the directors as to their duties in the context of this discussion and review. The board continued its deliberations in executive session without management or advisors present. Following discussions in executive session, the board of directors directed Dr. Eshelman to contact H&F to confirm its interest in a transaction and its ability to complete its diligence review on an expedited timeframe, and to communicate that the Company would consider a joint proposal from Carlyle and H&F, if the price were not less than $35.00 per share. Dr. Eshelman and representatives of Morgan Stanley contacted representatives of Carlyle and H&F and communicated that the board of directors would allow Carlyle and H&F to work together on the proposed transaction, and was prepared to consider a transaction if the price were at least $35.00 per share and the transaction could be signed and announced on September 12, 2011. The representatives of Carlyle and H&F indicated that they were prepared to work towards delivering a joint proposal to the Company.

During the period from September 1 through September 12, 2011, Carlyle and H&F and their advisors conducted a further due diligence review of the Company. Also during that period, negotiations of the detailed terms and conditions contained in the definitive merger agreement continued.

On the evening of September 12, 2011, representatives of H&F called representatives of Morgan Stanley to indicate that H&F had not yet been able to conclude its financial analyses or determine what price it would be willing to pay to purchase PPD’s stock. Carlyle and H&F both stated they remained interested in pursuing a transaction, but H&F required at least 7-10 additional days to finalize its analyses. At its regularly scheduled meeting in Cary, North Carolina on September 13, 2011, the PPD board received updates and advice from representatives of Morgan Stanley, Wyrick Robbins and Skadden Arps, as well as from senior management of the Company. Representatives of Morgan Stanley described for the board the H&F request for additional time to complete its due diligence, and Morgan Stanley’s views on other potential equity partners that might be interested in acquiring the Company together with Carlyle. Representatives of Morgan Stanley suggested that Bidder E, which had originally submitted an indication of interest at $36.00 per share might have the financial resources to join with Carlyle in an offer for the Company. Representatives of Morgan Stanley also updated the board on the continued weak conditions in the capital markets, and management and the board discussed the effect such conditions could potentially have on the Company’s business. The board directed management and Morgan Stanley to approach Bidder E to determine if it would be interested in conducting due diligence to support a joint proposal for the Company with Carlyle at a price per share of $35.00 or more. The board also authorized continued discussions with Carlyle and H&F, and instructed the Company’s management to facilitate the additional due diligence requests of H&F. The board also discussed the need for the Company to move forward with its business plan, and in particular the desirability of appointing a Chief Executive Officer to fill the vacancy created by the retirement of David Grange in May 2011. The board unanimously approved the hiring of Raymond H. Hill as the Company’s new Chief Executive Officer, and appointed Mr. Hill to the board, both effective September 16, 2011. Mr. Hill first discussed his potential employment by the Company with the Company’s executive search firm in early June 2011. He met with representatives of Carlyle in August, but did not discuss his employment agreement or severance agreement with Carlyle. Due to the fact that the Company was engaged in discussions regarding a potential transaction with Carlyle and H&F that, if agreed, would be completed so soon after Mr. Hill’s hiring, Mr. Hill and the Company agreed that his equity awards received upon hiring would not be entitled to participate in the merger consideration.

On September 13, 2011, as directed by the board, representatives of Morgan Stanley contacted Bidder E to determine if it would be interested in conducting due diligence that would support a joint proposal for the Company with Carlyle at a price per share of $35.00 or more. On or about September 16, 2011, Bidder E contacted Morgan Stanley and indicated that it was not interested in submitting a joint proposal for the Company with Carlyle on the terms outlined by Morgan Stanley.

From September 16, 2011 to September 26, 2011, representatives of the Company and Morgan Stanley continued detailed discussions with H&F and Carlyle. In addition, during that period Wyrick Robbins and Latham & Watkins continued to negotiate provisions of the merger agreement.

On the evening of September 26, 2011, representatives of Carlyle and H&F called Morgan Stanley and stated that they were prepared to proceed with a transaction in which Carlyle and H&F would pay $33.00 per share of PPD common stock. On September 27, 2011, Carlyle and H&F delivered the proposal in writing along with a revised draft merger agreement that Carlyle and H&F indicated they were prepared to sign and a draft of their debt financing commitments. Over the next day and a half, Dr. Mario exchanged emails and phone calls with David Rubenstein, a founder of Carlyle, in which Dr. Mario expressed the Company’s dissatisfaction with the price offered by Carlyle and H&F and requested that Carlyle and H&F increase the price they would pay for PPD shares. Mr. Rubenstein responded that Carlyle and H&F would not consider any increase in the offer price until the board formally considered the offer and responded in writing.

At a special telephonic meeting on September 28, 2011, Dr. Eshelman presented the Carlyle and H&F offer to the board, and Dr. Mario described for the board his recent communications with Mr. Rubenstein. The board reviewed the Carlyle and H&F offer and, in particular, the offer price of $33.00 per share. The board also discussed, and solicited the views of Morgan Stanley and Lazard on global economic conditions and the state of capital markets, and the effect of such conditions on the willingness of Carlyle and H&F to pay a price per share in excess of $33.00. The board also requested and received from management a business update, and the views of management with respect to the outlook for the Company’s business and prospects. The board then received further input and advice from Skadden Arps and Wyrick Robbins. The board determined, after considering the views of management and its financial and legal advisors, to reject the proposal of Carlyle and H&F to acquire the Company at a price of $33.00 per share. The board instructed Drs. Eshelman and Mario to inform Carlyle and H&F that the board was rejecting the proposal. The board also discussed its willingness to consider an offer from Carlyle and H&F at a price higher than $33.00 per share. The board instructed Morgan Stanley and Dr. Mario to communicate to Carlyle and H&F that although the board was rejecting the offer of Carlyle and H&F to acquire the Company at $33.00 per share, the board remained willing to consider an offer if they increased the price to $34.00 per share. On September 29, 2011, the Company delivered to Carlyle and H&F a letter rejecting their offer to acquire the Company at $33.00 per share, and indicating the board’s willingness to consider an offer at a price of $34.00 per share. Dr. Mario communicated the same to Mr. Rubenstein.

On September 30, 2011, Mr. Rubenstein called Dr. Mario and told him Carlyle and H&F would be willing to increase their offer to $33.25 per share, but not more. A special telephonic meeting of the board was convened that evening to consider the improved offer. At this meeting, Dr. Mario updated the board on his recent communications with Mr. Rubenstein, and Dr. Mario’s belief, based on such communications, that Carlyle and

H&F would not agree to increase the price offered per share beyond $33.25. The board discussed the Carlyle and H&F offer, in light of market conditions and the challenges facing the CRO industry, including general economic and market uncertainties in light of the recent U.S. debt downgrade and ongoing European sovereign debt crises, increasing and uncertain healthcare regulation, and potential resulting reduced research and development spending by pharmaceutical companies. The board also discussed CRO market valuations, and the sensitivity of the Company’s share price in a prolonged period of economic weakness and reduced research and development spending by pharmaceutical companies. The board solicited the views of the Morgan Stanley representatives with respect to the market valuations in the CRO industry and potential trading ranges for the Company’s shares if it were to pursue a strategy to remain an independent public company. A Wyrick Robbins attorney summarized the open points in the merger agreement, including the amount of the various termination fees and timing of the marketing period for the debt financing. After considerable discussion and deliberation, including consideration of the advisability and likelihood of rejection of any further attempts to set a higher price like its prior requests of offers at $35.00 and then at $34.00, the board unanimously indicated it was in favor of proceeding with a sale of the Company to Carlyle and H&F at a price of $33.25 per share, subject to negotiation of the definitive agreement and receipt of fairness opinions from Morgan Stanley and Lazard.

Later in the evening of September 30, 2011, Dr. Mario contacted Mr. Rubenstein and informed him of the board’s decision. Over the next two days representatives of Wyrick Robbins and Latham & Watkins, as well as representatives of Morgan Stanley and Carlyle and H&F, negotiated the final terms of the definitive agreement, including the amounts of the termination fees and the terms of the marketing period with respect to debt financing required for the transaction.

On Sunday, October 2, 2011, the board reconvened the September 30, 2011 special telephonic meeting to review the final proposed terms of the merger. Members of Company senior management and representatives of Morgan Stanley, Lazard, Wyrick Robbins and Skadden Arps also attended this meeting. The Wyrick Robbins representative reviewed the material terms and conditions included in the definitive merger agreement as negotiated to date, as well as a potential timeline of closing conditions following execution of the agreement. Following this review, the board of directors engaged in detailed discussion and consideration of the terms of the proposed merger and conditions in the market. Representatives of each of Morgan Stanley and Lazard made presentations to the board. In their financial analyses, both Morgan Stanley and Lazard utilized full fiscal year estimated data from the management presentation case and the management sensitivity case, as provided by Company management. In addition, Lazard used data for the twelve months ended September 30, 2011 as provided by Company management. Representatives of Lazard presented to the board Lazard’s financial analyses described below under “Opinions of the Company’s Financial Advisors,” and noted that, based on discussions with management of the Company regarding the risks underlying, and uncertainty of achieving, the management presentation case projections, Lazard gave greater weight to the management sensitivity case projections for purposes of its analyses. Lazard rendered its oral opinion to the board, later confirmed in writing, that as of the date of the opinion, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the price per share of the Company common stock to be paid to the holders of the Company common stock (other than certain holders specified in Lazard’s written opinion) in the proposed merger was fair, from a financial point of view, to those shareholders. Representatives of Morgan Stanley then reviewed for the board the analyses they had used in connection with the preparation of their fairness opinion. The Morgan Stanley representatives informed the board that, based on discussions with Company management regarding the risks underlying the management presentation case and the uncertainty of achieving those projections, Morgan Stanley gave less weight to the management presentation case projections and more weight to the management sensitivity case projections. Morgan Stanley rendered its oral opinion, which was confirmed in writing, to the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $33.25 per share cash consideration to be received by the holders of shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Each of Morgan Stanley and Lazard subsequently delivered its written opinion, dated October 2, 2011, to the board of directors confirming its oral opinion. The full text of the written opinions of Morgan Stanley and of Lazard, each of which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by each in rendering its opinion, are attached as Annexes B-1 and B-2 to this proxy statement, and are described in more detail below under “Opinions of Financial Advisors”. The board asked members of Company management to give their views on the achievability of the management presentation case projections. Members of Company management expressed the view, that although they were continuing to work toward the results set forth in the management presentation case, the management sensitivity case represented a more achievable scenario for the period through 2016, particularly in light of pricing pressure in the industry, the potential for future declines in R&D spending levels and revenue growth assumptions in the management presentation case. The board then discussed the “go shop” provisions in the merger agreement, and the potential interest that financial sponsors and other industry participants might have in making a proposal on terms superior to the terms of the Carlyle and H&F transaction. Representatives of Morgan Stanley described for the board the “go shop” process and discussed potential contacts and a proposed timeline for soliciting additional interest during the “go-shop” period. The board instructed Morgan Stanley to begin the “go-shop” process immediately following public announcement of the definitive merger agreement with Carlyle and H&F.

After additional discussions and deliberations, including discussion of the reasons for the merger described in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors moved to a vote on the proposed merger. The board of directors unanimously resolved that the merger is in the best interests of the Company and its shareholders and the board approved the merger agreement and the merger and the other transactions contemplated thereby. The board of directors also unanimously recommended that the shareholders approve the merger agreement, resolved that the merger agreement be submitted for consideration by the shareholders at a special meeting of shareholders in accordance with all applicable laws and regulations and authorized management to set the record date for the special meeting to consider and vote on the approval of the merger agreement.

The parties executed the merger agreement on October 2, 2011. On the morning of Monday, October 3, 2011, prior to the opening of the Nasdaq Stock Market, the Company issued a press release announcing that it had entered into the merger agreement.

The merger agreement provides that, until 11:59 p.m., Eastern time, on November 1, 2011, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, and provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals.

At the direction of the board of directors, Morgan Stanley conducted the “go-shop” process on behalf of the Company. In this process, through November 1, 2011, Morgan Stanley contacted a total of 22 parties, comprised of 9 strategic parties and 13 financial parties, including Bidder E, to determine whether they would be interested in exploring a transaction with the Company that would be superior to the merger. The contacted parties included competitors of the Company that expressed interest in participating in the sale process earlier but were not invited to do so at that time, as described in the preceding discussion. Of the parties contacted, through November 11, 2011, only one party, a competing business owned by a financial party, expressed any interest. That party had entered into a confidentiality agreement with the Company substantially similar to the confidentiality agreements entered into between the Company and Carlyle, and the Company and H&F. As a result, we provided that party with an initial information package containing limited confidential information regarding the Company, including the management presentation case financial projections provided to Carlyle and H&F in the initial part of our process. On October 18, 2011, such party told Morgan Stanley it would not be submitting an acquisition proposal to the Company because of other matters it was working on, ongoing integration of other recent acquisitions, the size of the deal, the valuation, and the amount of financing and equity required. In addition, one individual contacted Morgan Stanley during the go shop period, indicating he represented parties interested in a transaction with PPD, but neither he nor anyone he represented signed a confidentiality agreement or was provided further information. He later told Morgan Stanley neither he nor the parties he represented were interested in a transaction. As of November 11, 2011, no other party had expressed interest in obtaining Company information or submitted an acquisition proposal to the Company.

The following is a supplemental ninth bullet point under the first paragraph under the heading “Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 30 of the definitive proxy statement.

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the fact that the $33.25 per share merger consideration agreed to on October 2, 2011 represented a decrease of only 11.3% from Carlyle’s July 26, 2011 non-binding indication of interest, while other publicly traded CROs stock prices dropped 27.8% during the same time period, which if matched would have resulted in Carlyle and H&F offering approximately $27.08 per share rather than $33.25 per share.

The following disclosure supplements and restates the disclosure under the heading “Opinions of the Company’s Financial Advisors” on pages 35-48 of the definitive proxy statement.

Opinions of the Company’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the board of directors to act as its financial advisor in connection with the proposed merger. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. On October 2, 2011, Morgan Stanley rendered its oral opinion, which was confirmed in writing, to the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $33.25 per share cash consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the board of directors, dated October 2, 2011, is attached as Annex B to this proxy statement. Holders of Company common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the board of directors and addressed only the fairness from a financial point of view of the consideration to be received by holders of Company common stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects of the merger. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote at any shareholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

In arriving at its opinion, Morgan Stanley, among other things:

—	Reviewed certain publicly available financial statements and other business and financial information of the Company;

—	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

—	Reviewed certain financial projections prepared by the management of the Company;

—	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

—	Reviewed the reported historical prices and trading activity for the Company common stock;

—

Compared the financial performance of the Company and historical prices and trading activity of the Company common stock with that of certain other publicly-traded companies comparable with the Company and its securities;

—	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that Morgan Stanley deemed relevant;

—	Participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors;

—	Reviewed the merger agreement, the debt commitment letter substantially in the form of the draft dated September 25, 2011 and certain related documents; and

—	Performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and that formed as substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company. With the consent of the Company, Morgan Stanley gave greater weight to the management sensitivity case in its analysis. This decision was based on discussions with the Company’s management and board of directors regarding risks underlying, and uncertainty of achieving, the forecasts reflected in the management presentation case, including with respect to the fact that the management presentation case was prepared in June 2011 and failed to account for the deterioration of the macroeconomic environment since that time, including the risk to future global economic growth from issues such as such as the European sovereign debt crisis and the downgrading of the United States debt. In determining to give greater weight to the management sensitivity case, Morgan Stanley also cited the potential for a sustained downturn in general economic conditions which could negatively affect research and development spending by pharmaceutical companies. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay in any terms or conditions, including, among other things, that Parent would obtain the required financing in accordance with the terms set forth in the debt commitment letter. Morgan Stanley also assumed, with the consent of the Company, that in connection with obtaining the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in or the timing or likelihood of completion of the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, and was not furnished with any such appraisals. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company’s common stock or otherwise. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley, as of the date of its opinion, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Trading Range and Research Targets

Morgan Stanley reviewed the historical trading range of the Company’s common stock for various periods ended September 30, 2011. Morgan Stanley noted that, as of September 30, 2011, the closing price of the Company’s common stock was $25.66 per share, compared to the per share merger consideration of $33.25. Morgan Stanley also noted that the low and high closing prices for the Company’s common stock for the 52 week period ending September 30, 2011 was $24.25 and $32.25, respectively, compared to the per share merger consideration of $33.25.

Morgan Stanley reviewed stock price targets for the Company’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the Company’s common stock and were not discounted to present value. Morgan Stanley noted a range of undiscounted stock price targets for the Company’s common stock as of September 30, 2011 of approximately $30.00 to $38.00 per share, compared to the per share merger consideration of $33.25. In order to better compare the published stock price targets with the merger consideration, Morgan Stanley discounted such stock price targets to present value (as of September 30, 2011) by applying for an illustrative one-year discount period a discount rate of 9.0%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. This calculation indicated a range of stock price targets for the Company’s common stock of approximately $27.50 to $34.75 per share, compared to the per share merger consideration of $33.25. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Company’s common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Companies Analysis

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for other companies that share similar business characteristics with the Company, which we refer to as the comparable companies. The following list sets forth the selected companies that were reviewed in connection with this analysis:

—	Charles River Laboratories International, Inc.

—	Covance Inc.

—	ICON plc

—	PAREXEL International Corporation

—	WuXi PharmaTech (Cayman) Inc.

The comparable companies were chosen based on Morgan Stanley’s knowledge of the contract research organization industry. Although none of the comparable companies is directly comparable to the Company, the comparable companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to the Company.

Based on the respective closing share prices as of September 30, 2011, historical financial information contained in their respective filings with the SEC and Wall Street analysts’ estimates, Morgan Stanley calculated and reviewed, among other things, the following statistics for comparative purposes:

—	the ratio of stock price to calendar year 2011 estimated earnings per share, referred to as EPS;

—

the ratio of the aggregate value, defined as market capitalization plus total debt and minority interest less cash and cash equivalents, to calendar year 2011 estimated earnings before interest, income taxes, depreciation and amortization (excluding equity based compensation expense), referred to as EBITDA;

—	the ratio of stock price to calendar year 2012 estimated EPS;

—	the ratio of the aggregate value to calendar year 2012 estimated EBITDA; and

—	the ratio of P/E multiple to estimated long-term earnings growth rate, or PEG ratio, for 2011.

The following tables set forth the following ratios for the comparable companies, as of September 30, 2011 and as of July 15, 2011, in each case based on publicly available research analysts’ estimates and public filings: the ratio of the stock price to calendar year 2011 estimated EPS, the ratio of the aggregate value to calendar year 2011 estimated EBITDA, the ratio of stock price to calendar year 2012 estimated EPS, the ratio of the aggregate value to calendar year 2012 estimated EBITDA, and the PEG ratio for 2011. Morgan Stanley selected July 15, 2011 as a measurement date because it was the last trading day prior to the publication of an online article in The Wall Street Journal reporting on a potential transaction involving the Company. Morgan Stanley selected September 30, 2011 as a measurement date because it was the last trading day prior to the delivery by Morgan Stanley of its opinion to the Company board.

July 15, 2011

Company Name	AV / EBITDA				P / E				PEG
	2011E		2012E		2011E		2012E		2011E

Covance Inc.	10.8	x	9.4	x	22.1	x	18.5	x	1.3	x
Charles River Laboratories International, Inc.	10.8		10.1		17.3		15.2		1.2
PAREXEL International Corporation	9.6		8.1		23.0		17.8		1.3
ICON plc	10.1		8.2		20.7		16.1		1.4
WuXi PharmaTech (Cayman) Inc.	9.0		7.6		16.1		14.2		1.2

September 30, 2011

Company Name	AV / EBITDA				P / E				PEG
	2011E		2012E		2011E		2012E		2011E

Covance Inc.	7.6	x	6.6	x	16.7	x	14.0	x	1.0	x
Charles River Laboratories International, Inc.	7.9		7.4		11.7		10.6		1.0
PAREXEL International Corporation	NM		6.6		NM		13.3		NM
ICON plc	NM		5.9		NM		13.3		NM
WuXi PharmaTech (Cayman) Inc.	5.6		4.9		10.8		9.4		0.8

The following table sets forth the multiples calculated by Morgan Stanley for each of the selected companies:

Company Name	AV / EBITDA				P / E				PEG
	2011E		2012E		2011E		2012E		2011E

Covance Inc.	7.6	x	6.6	x	16.7	x	14.0	x	1.0	x
Charles River Laboratories International, Inc.	7.9		7.4		11.7		10.6		1.0
PAREXEL International Corporation	NM		6.6		NM		13.3		NM
ICON plc	NM		5.9		NM		13.3		NM
WuXi PharmaTech (Cayman) Inc.	5.6		4.9		10.8		9.4		0.8

Based on its professional judgment and taking into consideration, among other things, the observed multiples for the comparable companies and the Company’s forecasts included in the management presentation case and the management sensitivity case, Morgan Stanley:

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applied P/E multiples ranging from 11.0x to 14.5x to estimated EPS for 2012 and derived a reference range of implied equity value per share of the Company’s common stock of $21.00 to $27.50 based on estimated net income for 2012 included in the management presentation case compared to the per share merger consideration of $33.25; and

—

applied AV/EBITDA multiples ranging from 5.0x to 7.5x to estimated EBITDA for 2012 and derived a reference range of implied equity value per share of the Company common stock of $21.00 to $29.75 based on estimated EBITDA for 2012 included in the management presentation case compared to the per share merger consideration of $33.25.

No company utilized in this analysis is identical to the Company. Morgan Stanley used the share price performance of Covance Inc. from July 15, 2011 through September 30, 2011 to calculate the implied unaffected trading price of the Company common stock because Morgan Stanley believed that Covance Inc. was the most comparable publicly traded company in the CRO industry, based on its market capitalization and mix of business. Morgan Stanley also calculated the implied unaffected share price of the Company by reference to the share price performance of an index comprised of Covance Inc., Parexel International Corporation, Charles River Laboratories, Inc, ICON plc and WuXi PharmaTech (Cayman) Inc. Morgan Stanley observed that the mean change in share price of the companies included in such index during the period from July 15 through September 30, 2011 was a decrease of 27.8%, implying an unaffected share price for the Company of $20.12. The following table summarizes the comparable companies’ share price performance from July 15, 2011 to September 30, 2011:

Company Name	July 15, 2011	September 30, 2011	% Change

Charles River Laboratories International, Inc.	$41.25	$28.62	-30.6%
Covance Inc.	60.20	45.45	-24.5
ICON plc	24.60	16.08	-34.6
PAREXEL International Corporation	23.31	18.93	-18.8
WuXi PharmaTech (Cayman) Inc.	16.70	11.64	-30.3

In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies selected for comparison. Mathematical analysis (such as determining the mean) is not in itself a meaningful method of using selected company data.

Selected Precedent Transactions Analysis

Morgan Stanley reviewed the purchase prices paid and calculated the ratio of the transaction value to the last 12 months revenue and last 12 months EBITDA, as reflected in the table below, based on publicly available information for the following publicly announced merger and acquisition transactions (resulting in a change of control of the target company) in the contract research organization industry:

Announcement Date	Acquiror	Target	Transaction Value ($MM)	Transaction Value /
				LTM Revenue	LTM EBITDA

17-May-11	inVentiv	PharmaNet	NA	NA	NA

4-May-11	INC Research	Kendle	360	1.1x	14.2x

7-May-10	TH Lee	inVentiv	1,100	1.0x	8.0x

3-Feb-09	JLL Partners	PharmaNet	178	0.4x	7.8x

27-Nov-07	eResearch Technology	Covance ECG Business	49	NA	NA

25-Jul-07	Genstar Capital	PRA International	790	2.2x	15.1x

13-Feb-07	Avista Capital	BioReliance	210	2.7x	9.9x

9-May-06	Kendle	CRL’s Phase II-IV Clinical Services	215	2.1x	11.6x

Mean			604	1.7x	11.1x

Median			215	2.1x	10.8x

Morgan Stanley also considered the following transactions for which the relevant metrics were not publicly disclosed:

—	the acquisition of Tandem by Labcorp announced on January 24, 2008;

—	the acquisition of AppTec by WuXi PharmaTech announced on January 3, 2008;

—	the acquisition of One Equity Partner’s interest in Quintiles by Bain Capital and TPG announced on December 21, 2007; and

—	the acquisition of WIL Research by American Capital announced on July 18, 2007.

Although the relevant metrics were not publicly disclosed, according to market rumors, the LTM EBITDA multiples for these transaction ranged from 8.0x to 12.0x.

Morgan Stanley noted that the transactions with the higher transaction values were more comparable to the merger. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley:

—

applied AV/LTM EBITDA multiples ranging from 9.0x to 12.0x to the Company’s estimated EBITDA, excluding stock based compensation expense, for the twelve-month period ending December 31, 2011 of $329 million, based on Wall Street analysts’ consensus expectations and derived a reference range of implied equity value per share of the Company common stock of $29.00 to $36.75, compared to the per share merger consideration of $33.25;

—

applied a premium to implied unaffected market price per share of common stock ranging from 25.0% to 40.0% and derived a reference range of implied equity value per share of the Company’s common stock of $26.25 to $29.50, compared to the per share merger consideration of $33.25. Morgan Stanley noted that the $33.25 per share merger consideration represented a 29.6% premium to the Company’s closing price on September 30, 2011, the last trading day before the announcement of the merger, and a 58.1% premium to the implied unaffected trading price of $21.03, which Morgan Stanley derived by applying the stock price performance of Covance Inc. from July 15 to September 30, 2011 to the Company’s stock price on July 15, 2011.

No company or transaction utilized in this analysis is identical to the Company or the merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the value of the transactions selected for comparison. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share for the Company’s common stock based on estimates of future cash flows for calendar years 2011 through 2016. In preparing its analysis, Morgan Stanley relied upon the management presentation case and the management sensitivity case. Morgan Stanley first calculated the estimated unlevered free cash flows (which cash flows are generally calculated as EBITDA less equity-based compensation expense, less taxes assuming a projected normalized tax rate of 31%, less capital expenditures, acquisitions and other investing activities, and less increases or plus decreases in working capital and other assets and liabilities, respectively) of the Company for the period from September 30, 2011 to December 31, 2016. Morgan Stanley calculated these estimated unlevered free cash flows based on the management presentation case and the management sensitivity case in order to conduct this part of its analyses. The following table sets forth the estimated unlevered free cash flows as calculated by Morgan Stanley:

Management Presentation Case

(In thousands)

	2012	2013	2014	2015	2016

Estimated unlevered free cash flow	$124,000	$199,000	$255,000	$299,000	$363,000

Management Sensitivity Case

(In thousands)

	2012	2013	2014	2015	2016

Estimated unlevered free cash flow	$120,000	$181,000	$232,000	$271,000	$321,000

Although growth rates may be higher or lower in any given year, Morgan Stanley used a perpetual growth rate of 1.0% to 2.0% of unlevered free cash flow, reflecting potential cyclicality in the Company’s performance over time, resulting from external factors such as pricing pressure and fluctuations in research and development spending by pharmaceutical companies in periods subsequent to 2016. These values were then discounted to present value as of September 30, 2011 assuming a range of discount rates of between 8.5% and 9.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and the Company’s assumed cost of equity calculated utilizing a capital asset pricing model. The total implied aggregate value ranges of the Company were calculated based on the present values of cash flows, and terminal values. In order to arrive at an implied per share equity value reference range for the Company’s common stock, Morgan Stanley adjusted the total implied aggregate value ranges by the Company’s estimated total debt and cash and cash equivalents as of June 30, 2011 and divided the resulting implied total equity value ranges by the Company’s diluted shares outstanding determined utilizing the treasury stock method. Based on the foregoing, Morgan Stanley derived reference ranges of implied equity values per share of the Company common stock of $35.25 to $43.75 based on the Company’s forecasts included in the management presentation case, of $32.00 to $39.75 based on the Company’s forecasts included in the management sensitivity case, and of $30.00 to $37.25 based on the forecasts in the reports prepared and published by equity research analysts, in each case compared to the per share merger consideration of $33.25. With the consent of the Company, Morgan Stanley gave greater weight to the management sensitivity case in its analysis.

Additional Information

The following analyses and information was presented to the board of directors for informational purposes only and was not material to the rendering of Morgan Stanley’s opinion.

Illustrative Leveraged Buyout Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine internal rate of return, or IRR, that a financial sponsor might achieve in a leveraged buyout of the Company. Morgan Stanley assumed a transaction date of December 31, 2011; a price of $33.25 per share of the Company’s common stock; and a 5-year investment period ending on December 31, 2016. Morgan Stanley also assumed a range of 6.00x to 7.00x for the Company’s ratio of total debt to last 12 months EBITDA as at June 30, 2011 and a range of 6.00x to 10.00x for the multiple of Aggregate Value over the next twelve months EBITDA on the exit date, which ranges were selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s potential debt capacity. In choosing the metrics utilized in its illustrative leveraged buyout analysis, Morgan Stanley observed recent trends in leveraged acquisitions by financial sponsors, and the multiples at which lenders have demonstrated a willingness to make acquisition debt financing available to financial sponsors in recent months. In preparing its analysis, Morgan Stanley relied upon the Company’s forecasts included in the management sensitivity case. This analysis resulted in a range of implied IRR for the financial sponsor from 11.4% to 29.1%.

Miscellaneous

As requested by the PPD board, Morgan Stanley and Lazard conducted independent analyses. As a result, in some of those analyses, based on their professional judgment and their different sources of the data, their metrics were not identical, although they were each able to deliver the requested opinion to the board.

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above in connection with its opinion to the board of directors as to the fairness from a financial point of view of the $33.25 per share merger consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or to reflect prices at which the Company’s common stock might actually trade.

The per share merger consideration was determined through negotiations between the Company and Parent and was approved by the board of directors. Morgan Stanley acted as financial advisor to the board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the board of directors was one of many factors taken into consideration by the board of directors in its evaluation of the proposed merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the merger consideration or of whether the board of directors would have been willing to recommend a different merger consideration.

The preliminary analyses provided by Morgan Stanley to the board of directors on July 28, 2011 did not constitute an opinion of, or recommendation by, Morgan Stanley with respect to a possible transaction or otherwise. The types of analyses performed by Morgan Stanley in connection with its preliminary presentation were generally similar to those contained in its final financial presentation to the board of directors on October 2, 2011 summarized above. However, Morgan Stanley continued to refine various aspects of its financial analyses, including its discounted cash flow analysis, and certain data used in, and the results of, its preliminary financial analyses may have differed from those in Morgan Stanley’s final financial presentation on October 2, 2011 given, among other factors, the different reference dates, changes in publicly available information, changes in the number of options and shares outstanding and in the cash effect of stock-based compensation, the terms of the merger and market, economic and other conditions. Morgan Stanley’s preliminary presentation was therefore superseded by its final financial presentation to the board of directors on October 2, 2011.

Morgan Stanley acted as financial advisor to the board of directors in connection with the merger and will receive a fee for its services in the amount of 0.55% of the total transaction value. This fee is currently estimated to be approximately $22.5 million. Morgan Stanley’s fee is contingent upon the closing of the merger. In addition to such fee, the Company has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees, disbursements and other charges of counsel. The Company also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services unrelated to the proposed merger to Carlyle and Hellman & Friedman and certain of their respective majority-owned affiliates and their affiliated investment funds’ respective majority-owned portfolio companies. Morgan Stanley received aggregate fees during the two-year period prior to delivery of Morgan Stanley’s opinion on October 2, 2011 of approximately $53.0 million for providing advisory and financing services to Carlyle and its portfolio companies AMC Entertainment, Booz Allen & Hamilton, Caribbean Offshore Investors, Com Hem, Dunkin Brands, H.C. Starck, Insight Communications, SS&C Technologies, The Nielsen Company and Wesco Aircraft Hardware, and approximately $7.0 million for providing similar services to Hellman & Friedman and its portfolio companies Gartmore and Mondrian Investments. Morgan Stanley also may seek to provide such services to Carlyle and Hellman & Friedman in the future and expects to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Carlyle, H&F or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Carlyle, Hellman & Friedman or any of their respective affiliates.

Opinion of Lazard Frères & Co. LLC

Under an engagement letter, dated August 18, 2011, the board of directors of the Company retained Lazard to render an opinion to the board of directors, in its capacity as such, as to the fairness, from a financial point of view, to the holders of Company common stock (other than the “sponsor holders” and the “excluded holders” described below) of the merger consideration to be paid to those holders in the merger. On October 2, 2011, Lazard delivered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the merger consideration to be paid to the holders of Company common stock (other than the sponsor holders and the excluded holders) in the merger was fair, from a financial point of view, to those holders. The “sponsor holders” are those shareholders of the Company affiliated with Carlyle or Hellman & Friedman, and the “excluded holders” are those shareholders who are entitled to and properly demand an appraisal of their shares of Company common stock, shareholders whose shares of Company common stock will be converted into “rollover equity securities” under the merger agreement, as well as the Parent, the Company or their respective wholly owned subsidiaries.

The full text of the written opinion of Lazard, dated October 2, 2011, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex C to this proxy statement. We urge you to read Lazard’s opinion and this section carefully in their entirety.

Lazard’s engagement and opinion were for the benefit of the board of directors, in its capacity as such, and its opinion was rendered to the board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which shares of the Company common stock may trade at any time subsequent to the announcement of the merger.

In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

—	reviewed the financial terms and conditions of the merger agreement;

—	reviewed certain publicly available historical business and financial information relating to the Company;

—

reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company, including both the management presentation case forecast, or the “management presentation case”, and the management sensitivity case forecast, or the “management sensitivity case”;

—	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

—	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

—	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

—	reviewed historical stock prices and trading volumes of the Company common stock; and

—	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of the information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in its analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Based on discussions with management of the Company regarding the risks underlying, and uncertainty of achieving, the forecasts reflected in the management presentation case, with the consent of the Company, Lazard gave greater weight to the management sensitivity case in its analysis. These risks and uncertainties included the potential for a sustained downturn in general economic conditions which could negatively affect research and development spending by pharmaceutical companies. Lazard assumed no responsibility for and expressed no view as to any of the forecasts or the assumptions on which they were based.

Lazard was advised that Morgan Stanley had solicited indications of interest from certain third parties regarding a potential transaction with the Company; however, Lazard was not authorized to, and it did not, solicit indications of interest from third parties nor was Lazard involved in the negotiation or execution of the merger. In addition, Lazard was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on the Company, Parent or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In preparing its opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard’s analyses as a comparison is directly comparable to the Company or the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

Lazard’s opinion was one of many factors taken into consideration by the board of directors in connection with their consideration of the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the board of directors with respect to the merger consideration or of whether the board of directors would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of shares of Company common stock pursuant to the merger was determined through arm’s length negotiations between the Company and representatives of Parent and was approved by the board of directors. Lazard did not recommend any specific merger consideration to the board of directors or that any given merger consideration constituted the only appropriate consideration for the merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering its opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2011, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Based upon the Company’s forecasts included in the management presentation case and management sensitivity case, Lazard performed a discounted cash flow analysis of the Company by discounting to present value as of September 30, 2011 estimated standalone, unlevered free cash flows for the Company for the fourth quarter of 2011 through 2016 and terminal values calculated for the Company as of December 31, 2016. For purpose of this analysis, unlevered free cash flow was defined as earnings (including income from equity method investments) before interest and taxes, less cash tax payments, plus depreciation and amortization, less capital expenditures, less purchases of equity investments, and less changes in working capital. Lazard calculated these estimated unlevered free cash flows based on the management presentation case and the management sensitivity case, in order to conduct this part of its analyses. The following table sets forth the estimated unlevered free cash flows as calculated by Lazard:

Management Presentation Case

(In thousands)

	2012	2013	2014	2015	2016

Estimated unlevered free cash flow	$139,000	$214,000	$298,000	$329,000	$385,000

Management Sensitivity Case

(In thousands)

	2012	2013	2014	2015	2016

Estimated unlevered free cash flow	$134,000	$196,000	$274,000	$299,000	$342,000

Although growth rates might be higher or lower in any given year as a result of cyclicality and other factors, Lazard applied a perpetual growth rate of 1.0% to 2.0% to estimated 2016 unlevered free cash flow based on estimates of long-term growth rates of the Company taking into account external factors such as pricing pressure and fluctuations in research and development spending by pharmaceutical companies in periods subsequent to 2016. The unlevered free cash flows and the terminal values were discounted to present value using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the weighted average cost of capital, or WACC, of the Company derived based on an analysis of estimates of the WACC of the selected companies listed under “Selected Companies Analysis” below. Based on the foregoing, Lazard derived reference ranges of implied equity values per share of the Company common stock of $34.24 to $48.73 based on the Company’s forecasts included in the management presentation case, and of $31.20 to $44.18 based on the Company’s forecasts included in the management sensitivity case.

Selected Companies Analysis

Lazard reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data of the following publicly traded companies, or the selected companies, and compared such information to the corresponding information for the Company:

—	Charles River Laboratories International, Inc.

—	Covance Inc.

—	ICON plc

—	PAREXEL International Corporation

—	WuXi PharmaTech (Cayman) Inc.

The selected companies were chosen based on Lazard’s knowledge of the contract research organization industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Lazard considered similar to the Company.

Based on the closing share price of the selected companies as of September 30, 2011, historical financial information of the selected companies contained in their filings with the SEC and Wall Street analysts’ estimates for the selected companies, Lazard calculated and reviewed, among other things, with respect to each selected company:

—	enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EV/EBITDA multiple, for 2011 and 2012;

—	share price as a multiple of estimated earnings per share, or P/E multiple, for 2011 and 2012; and

—	ratio of P/E multiple to estimated earnings growth rate, or PEG ratio, for 2011 and 2012.

The results of this analysis are summarized as follows:

Company Name	EV / EBITDA				P / E				PEG
	2011E		2012E		2011E		2012E		2011E		2012E

Covance Inc.	7.6	x	6.6	x	16.7	x	13.9	x	1.04	x	0.86	x
Charles River Laboratories International, Inc.	7.9		7.4		11.6		10.6		0.90		0.82
PAREXEL International Corporation	7.7		6.5		18.4		14.2		1.12		0.87
ICON plc	9.4		6.1		NM		14.0		NM		1.06
WuXi PharmaTech (Cayman) Inc.	5.7		5.0		11.0		9.1		0.90		0.75

After comparing the results of the foregoing analysis to the Company’s forecasts included in the management presentation case and the management sensitivity case and based upon its professional judgment, Lazard:

—

used estimated EBITDA, including stock based compensation expense, for the twelve-month period ended September 30, 2011 of $307 million, as provided by Company management, to derive the reference range of implied equity value per share for the Company common stock;

—

applied EV/EBITDA multiples ranging from 5.0x to 7.5x to estimated EBITDA for 2012 and derived a reference range of implied equity values per share of the Company common stock of $20.17 to $28.26 based on estimated EBITDA for 2012 included in the management presentation case, and of $19.80 to $27.74 based on estimated EBITDA for 2012 included in the management sensitivity case;

—

applied P/E multiples ranging from 11.0x to 14.5x to estimated net income for 2012 and derived a reference range of implied equity values per share of the Company common stock of $20.89 to $27.32 based on estimated net income for 2012 included in the management presentation case, and of $20.38 to $26.66 based on estimated net income for 2012 included in the management sensitivity case; and

—

applied PEG ratios ranging from 0.75x to 0.90x to the Company’s mean estimated long-term growth rate and estimated net income for 2012 and derived a reference range of implied equity values per share of the Company common stock of $24.69 to $29.41 based on estimated net income for 2012 included in the management presentation case, and from $24.08 to $28.70 based on estimated net income for 2012 included in the management sensitivity case.

Lazard calculated that during the period from July 15, 2011 (the last trading day prior to the publication of an online article in The Wall Street Journal reporting a potential transaction involving the Company) to September 30, 2011, the market cap weighted average share price of the five publicly traded companies referenced under “— Selected Companies Analysis” above declined by approximately 26.9%, while the Company’s share price declined by 7.9% during the same period. Lazard believed that the trading price of the Company’s common stock might not have declined to the same extent as those other companies’ because of the market rumors of a potential acquisition of the Company. Accordingly, Lazard calculated an implied unaffected share price for the Company of $20.37 per share by reducing the Company’s closing price on July 15, 2011 (the last trading day prior to the publication of the online article in The Wall Street Journal) by 26.9% and, based on its professional judgment, Lazard applied a premium reference range of 25.0% to 50.0% to this implied unaffected price of $20.37, and derived a reference range of implied equity values per share of the Company common stock of $25.46 to $30.55 per share.

Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available information relating to the following publicly announced merger and acquisition transactions (resulting in a change of control of the target company), or the “selected transactions”, in the contract research organization industry and compared certain financial information and transaction multiples relating to those target companies to the corresponding information for the Company:

Date Announced	Acquiror	Target Company

05/04/2011	INC Research, LLC	Kendle International Inc.
12/28/2010	Warburg Pincus Private Equity X, L.P.	ReSearch Pharmaceutical Services, Inc.
05/06/2010	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.
02/12/2009	JLL Partners Inc.	PharmaNet Development Group, Inc.
01/03/2008	WuXi PharmaTech (Cayman) Inc.	AppTec Laboratory Services, Inc.
12/21/2007	Bain Capital/TPG Capital consortium	Quintiles Transactional Corp.
07/25/2007	Genstar Capital, LLC	PRA International
07/18/2007	American Capital Strategies, Ltd.	WIL Research Holding Company, Inc.
02/13/2007	Avista Capital Partners	BioReliance Corporation
05/09/2006	Kendle International Inc.	Charles River Laboratories International, Inc. – Phase II-IV Clinical Services Unit

Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed merger or to the Company, the selected transactions were chosen because they involved transactions that, for purpose of analysis, may be considered similar to the merger and/or involve publicly traded companies with operations that, for purpose of analysis, may be considered similar to certain operations of the Company.

With respect to each selected transaction and to the extent information was publicly available, Lazard calculated, among other things, the enterprise value of each target company as a multiple of such company’s EBITDA for the twelve-month period prior to the date on which the relevant transaction was announced, or EV/LTM EBITDA. The results of this analysis are summarized below:

Announced Date	Acquiror	Target	Transaction Value ($mm)	EV / LTM
				Sales		EBITDA

05/04/11	INC Research LLC	Kendle International Inc.	$354	0.81	x	14.2	x
12/28/10	Warbug Pincus Private Equity X, L.P.	ReSearch Pharmaceutical Services, Inc.	233	0.84		14.1
05/06/10	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.	1,113	1.03		8.1
02/12/09	JLL Partners Inc.	PharmaNet Development Group, Inc.	181	0.40		6.8
01/03/08	WuXi PharmaTech (Cayman) Inc.	AppTec Laboratory Services, Inc.	163	2.31		17.2
12/21/07	Bain Capital/TPG Capital consortium	Quintiles Transactional Corp.	NA	NA		NA
07/25/07	Genstar Capital, LLP	PRA International	761	1.99		16.2
07/18/07	American Capital Strategies, Ltd.	WIL Research Holding Company, Inc.	500	NA		NA
02/13/07	Avista Capital Partners	BioReliance Corporation	210	1.91		NA
05/09/06	Kendle International Inc.	Charles River Laboratories International, Inc. – Phase II-IV Clinical Services Unit	215	1.70		NM

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard applied EV/LTM EBITDA multiples ranging from 10.0x to 14.0x to the Company’s EBITDA for the twelve-month period ending September 30, 2011 and derived a reference range of implied equity values per share of the Company common stock of $29.85 to $39.79.

Additional Analyses

The following analyses and information were presented to the board of directors for informational purposes only and were not material to the rendering of Lazard’s opinion.

Leveraged Buyout Return Analysis.  Lazard performed a leveraged buyout return analysis based on the Company’s forecasts included in the management presentation case and the management sensitivity case to determine the range of prices per share of the Company common stock a financial buyer would be willing pay to acquire the Company on a stand-alone basis. For purpose of this analysis, Lazard assumed a 5-year investment period ending December 31, 2016, target internal rates of return ranging from 17.5% to 22.5%, total leverage of 6.6x LTM EBITDA and a range of exit multiples from 8.0x to 10.0x LTM EBITDA at December 31, 2016. This analysis resulted in a range of per share purchase prices for the Company common stock from $31.48 to $39.40 based on forecasts included in the management presentation case, and from $29.44 to $36.43 based on forecasts included in the management sensitivity case. The assumptions utilized by Lazard were selected based on Lazard’s professional judgment and experience and reflected recent trends it observed in leveraged acquisitions with respect to, among other things, the internal rate of returns targeted by financial sponsors and the level of leverage that financial sponsors have been able to obtain from lenders in recent months.

Premia Paid Analysis.  Lazard performed a premia paid analysis based on the premia paid in selected acquisition transactions in the healthcare industry involving consideration consisting entirely of cash and a total transaction value of $3 billion to $5 billion. For purposes of this analysis, Lazard calculated the premia represented by the per share acquisition price in each of those transactions to the closing price of the applicable target company’s shares as of one day, one week and one month prior to the announcement of the applicable transaction. The results of these calculations are set forth below:

Premium to:	Selected Healthcare Transactions
	Mean	Median

1- Day Prior	36.6%	32.3%
1- Week Prior	36.7%	29.1%
1- Month Prior	44.1%	42.3%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied a premium reference range of 25.0% to 50.0% to the closing price of the Company common stock as of July 15, 2011, the last trading day before the Company announced that its board of directors had asked Company management to review the Company’s strategic plan and capital structure, of $27.86, or the “unaffected price”, and derived a reference range of implied equity values per share of the Company common stock of $34.83 to $41.79.

In addition, based on the foregoing results and Lazard’s professional judgment, Lazard applied the same premium reference range of 25.0% to 50.0% to an implied unaffected price of $20.37, which is the product of (x) the unaffected price and (y) the sum of one plus the market-cap weighted average of the change in closing stock prices of the selected companies listed under “Selected Companies Analysis” above from July 15, 2011 to September 30, 2011, and derived a reference range of implied equity values per share of the Company common stock of $25.46 to $30.55.

Analyst Price Targets.  Lazard reviewed the 12-month target trading prices of the Company common stock published by 12 Wall Street analysts. Such target trading prices ranged from $30.00 to $38.00.

Historical Trading Prices.  Lazard reviewed the historical price performance of the Company common stock for the 52-week period ending July 15, 2011. During this period the closing prices of the Company common stock ranged from $22.97 to $31.80.

Miscellaneous

As requested by the PPD board, Morgan Stanley and Lazard conducted independent analyses. As a result, in some of those analyses, based on their professional judgment and their different sources of the data, their metrics were not identical, although they were each able to deliver the requested opinion to the board.

Pursuant to the terms of Lazard’s engagement letter, the Company has agreed to pay Lazard a fee of $1.3 million, all of which became payable upon Lazard’s rendering of its opinion. In addition, the Company has agreed to reimburse Lazard’s reasonable expenses, including expenses of legal counsel, in connection with this engagement and to indemnify Lazard and certain related parties against various liabilities, including certain liabilities under the U.S. federal securities laws, arising out of its engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to certain portfolio companies or other affiliates of Carlyle Group or Hellman & Friedman, for which Lazard received, and may receive, compensation. In the two years prior to the date of its opinion, Lazard provided financial advisory and financing services unrelated to the proposed merger to Carlyle and certain of its majority-owned affiliates and its affiliated investment funds’ majority-owned portfolio companies. For such services, Lazard received aggregate fees during the two-year period prior to delivery of Lazard’s opinion on October 2, 2011 of approximately $21.9 million from the Carlyle entities. During such period, Lazard did not receive any fees from the Hellman & Friedman entities. The services provided by Lazard during that two-year period included acting as financial advisor to certain affiliates and portfolio companies of Carlyle Group in connection with the acquisitions of the B&B Hotel Group and Sagemcom, the sale by Covalent Materials Corporation of its silicon wafer business, the initial public offering of Booz Allen Hamilton Holding Corporation, the sale by Zodiac Marine & Pool of its rescue products business, a public offering by Cobalt International Energy, Inc., the offer by Hertz Global Holdings, Inc. to acquire Dollar Thrifty Automotive Group, Inc., the restructuring of Hawaiian Telcom Communications, Inc., and the acquisition by Trimble Navigation Ltd of Tekla Oyj. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company and certain of its affiliates, and of certain portfolio companies and other affiliates of Carlyle or Hellman & Friedman, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company and certain of its affiliates and on behalf of certain portfolio companies and affiliates of Carlyle or Hellman & Friedman.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the board of directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, its independence from Carlyle and Hellman & Friedman, as well as its familiarity with the business of the Company.

The following disclosure supplements and restates the “Management Sensitivity Case” table under the heading “Certain Company Forecasts” on page 50 of the definitive proxy statement.

Management Sensitivity Case

(In thousands, except EPS)	2011	2012	2013	2014	2015	2016

Net revenue	$1,523,000	$1,705,000	$1,880,000	$2,065,000	$2,266,000	$2,489,000
EBITDA (1)	$341,000	$398,000	$456,000	$520,000	$581,000	$655,000
Free cash flow (2)	$94,000	$151,000	$216,000	$297,000	$323,000	$369,000
Earnings per share	$1.57	$1.84	$2.11	$2.44	$2.76	$3.13

(1)	EBITDA is net income before interest, tax, depreciation and amortization, and excludes non-cash equity compensation expense.

(2)	Free cash flow is calculated as cash flow from operations minus capital expenditures investments.

The following disclosure supplements the disclosure under the heading “Financing of the Merger” on page 50 of the definitive proxy statement, immediately following the second set of bullets.

Carlyle and H&F considered various financing options, including the possibility of mezzanine financing, before determining to proceed with the financing structure described above.

The following disclosure supplements and restates the first paragraph of the disclosure under the heading “New Management Arrangements on page 59 of the definitive proxy statement.

New Management Arrangements

As of the date of the merger agreement and through November 11, 2011, none of the Company’s current management has had any discussions concerning or has entered into any amendments or modifications to his or her existing severance agreement with the Company in connection with the merger, nor has any been offered terms of employment by, or entered into any employment or other agreement with Parent or its affiliates. The Sponsors anticipate that they will begin such discussions with management prior to closing.

The following disclosure supplements and restates the disclosure under the heading “Legal Proceedings Regarding the Merger” on pages 62 and 63 of the definitive proxy statement.

Legal Proceedings Regarding the Merger

In connection with the merger, five putative shareholder class action lawsuits have been filed in The General Court of Justice, Superior Court Division of New Hanover County, in Wilmington, North Carolina seeking damages in unspecified amounts and injunctive relief. The first, styled Hilary Coyne v. Pharmaceutical Product Development, Inc., et al., No. 11 CVS 4186, was filed on October 5, 2011 against the Company, each member of the Company’s board of directors, Carlyle and H&F, asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company, Carlyle and H&F aided and abetted the alleged breaches of fiduciary duties. The second lawsuit, styled The Edward J. Goodman Life Income Trust et al. v. Pharmaceutical Product Development, Inc., et al., No. 11 CVS 4252, was filed on October 10, 2011 against the Company, each member of the Company’s board of directors, Carlyle and H&F asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company, Carlyle and H&F aided and abetted the alleged breaches of fiduciary duties. The third, fourth and fifth lawsuits, styled York County Employees’ Retirement Board v. Pharmaceutical Product Development, Inc., et al., No. 11 CVS 4331, Harold Litwin v. Pharmaceutical Product Development, Inc., et al., No. 11 CVS 4333 and Judah Neiditch v. Pharmaceutical Product Development, Inc., et al., No. 11 CVS 4334, were each filed on October 17, 2011 against the Company, each member of the Company’s board of directors, Carlyle and H&F, asserting that the members of our board of directors breached their fiduciary duties and asserting that the Company, Carlyle and H&F aided and abetted the alleged breaches of fiduciary duties. The York County and Litwin actions also allege that the disclosures made in this proxy statement are deficient. Similarly, the Coyne and Goodman plaintiffs filed an Amended Complaint on October 24, 2011 to allege that the disclosures made in this proxy statement are deficient. These cases have been designated as Mandatory Complex Business Cases pursuant to N.C. Gen. Stat. § 7A-45.4 and transferred to the North Carolina Business Court, where each is assigned to North Carolina Business Court Judge James L. Gale. On November 1, 2011, Judge Gale entered an Interim Scheduling Order consolidating all five cases as In re PPDI Litigation, No. 11 CVS 4186.

On October 11, 2011, another similar putative shareholder class action lawsuit relating to the merger was filed against us and our board of directors in the United States District Court for the Eastern District of North Carolina, styled Mark Hendriks v. Pharmaceutical Product Development, Inc., et al., Case 4:11-cv-00176-BO, alleging that members of our board of directors breached their fiduciary duties in connection with the transaction. The lawsuit was amended on October 18, 2011 to add Carlyle and H&F as defendants, assert claims against the individual defendants and the Company for violation of §§ 14(a) and 20(a) of the Securities Exchange Act of 1934, add a claim against the Company, Carlyle and H&F for aiding and abetting the alleged breaches of fiduciary duties, and raise additional allegations purportedly in support of the breach of fiduciary duty claims.

Among other things, the complaints allege that the price and process leading up to the merger was unfair. In particular, the complaints allege the following:

(i) The board conducted a limited sales process and improperly restricted the universe of potential buyers;

(ii) The merger agreement contains deal protection devices that restrain the Company’s ability to solicit or engage in negotiations with third parties regarding a proposal to acquire all or a significant interest in the Company;

(iii) The Company did not adequately protect against conflicts of interest by its financial advisors;

(iv) The merger is the product of self-dealing and tainted with conflicts of interest because the directors will be entitled to receive accelerated vesting of restricted stock options, certain directors and members of management will be entitled to receive change in control payments upon consummation of the merger; and certain directors and members of management will be able to convert certain stock options and restricted stock into equity in the post-transaction company; and

(v) The merger consideration is inadequate and fails to take into account the Company’s future prospects.

The York County, Coyne, Goodman and Hendriks complaints also allege that the Company and the directors failed to disclose complete and material information in the Preliminary Proxy Statement on Form 14A filed with the SEC on October 14, 2011 (the “Preliminary Proxy”) regarding the background and terms of the merger and financial information that shareholders need to fully consider the merits of the merger. As to the retention of Morgan Stanley and Lazard, the complaints allege the following:

(i) The Preliminary Proxy fails to disclose whether the board considered Morgan Stanley’s relationship with Carlyle when determining to retain Morgan Stanley;

(ii) The Preliminary Proxy fails to disclose whether the board contacted or interviewed several potential financial advisors that the board discussed at its June 28, 2011 meeting;

(iii) The Preliminary Proxy fails to disclose the nature of any and all transactions for which Morgan Stanley worked for on behalf of Carlyle and/or H&F between July 1, 2011 and the date of the Preliminary Proxy, and the fees received or to be received by Morgan Stanley in connection with such transactions;

(iv) The Preliminary Proxy fails to disclose whether the board considered Morgan Stanley’s relationships with Carlyle when determining at the August 1, 2011 board meeting to retain an additional investment bank or financial advisor;

(v) The Preliminary Proxy fails to disclose whether the board considered Lazard’s relationships with Carlyle when determining to retain Lazard;

(vi) The Preliminary Proxy fails to disclose the identity of the several firms that were interviewed prior to the Company’s retention of Lazard;

(vii) The Preliminary Proxy fails to disclose why Morgan Stanley, but not Lazard, was responsible for contacting and negotiating with potential acquirers despite an apparent conflict of interest; and

(viii) The Preliminary Proxy fails to disclose the nature of any and all transactions for which Lazard worked for or on behalf of Carlyle and/or H&F between August 17, 2011, and the fees received or to be received by Lazard in connection with such transactions.

As to the financial analyses performed by Morgan Stanley and Lazard the complaints allege that:

(i) The Preliminary Proxy fails to disclose Morgan Stanley’s preliminary views on the value of the Company on a stand-alone public company basis that were presented at the Board’s July 28, 2011 meeting;

(ii) The Preliminary Proxy fails to disclose the underlying data for each company contained in Morgan Stanley’s Comparable Companies Analysis;

(iii) The Preliminary Proxy fails to disclose the basis upon which Morgan Stanley chose July 15, 2011 and September 30, 2011 as measurement dates in its Comparable Companies Analysis;

(iv) The Preliminary Proxy fails to disclose the identities of the additional four transactions that Morgan Stanley considered in its Comparable Companies Analysis;

(v) The Preliminary Proxy fails to disclose the underlying data for each transaction contained in Morgan Stanley’s Selected Precedent Transactions Analysis;

(vi) The Preliminary Proxy fails to disclose the weighted average cost of capital used in Morgan Stanley’s Discounted Cash Flow Analysis and the key inputs considered by Morgan Stanley in selecting the perpetuity growth rates of 1.0% to 2.0%;

(vii) The Proxy fails to disclose the basis upon which Morgan Stanley chose the specific inputs and assumptions used to determine a range of 6.00x to 7.00x for the Company’s ratio of total debt to the last 12 months EBITDA and the specific inputs and assumptions used to determine a range of 6.00x to 10.00x for the multiple of Aggregate Value over the next 12 months EBITDA on the exit date in its Illustrative Leveraged Buyout Analysis;

(viii) The Preliminary Proxy fails to disclose the weighted average cost of capital used in Lazard’s Discounted Cash Flow Analysis;

(ix) The Preliminary Proxy fails to disclose the underlying data for each company contained in Lazard’s Selected Companies Analysis;

(x) The Preliminary Proxy fails to disclose the reason(s) why the selected companies metrics for Lazard’s 2011 Estimated P/E Multiple, 2010 Estimated P/E Multiple, and 2011 Estimated PEG Ratio differ from the same metrics in Morgan Stanley’s Comparable Companies Analysis;

(xi) The Preliminary Proxy fails to disclose the underlying data for each transaction contained in Lazard’s Selected Precedent Transactions Analysis;

(xii) The Preliminary Proxy fails to disclose the weighted average cost of capital used in Lazard’s Discounted Cash Flow Analysis and the key inputs considered by Lazard in selecting the perpetuity growth rates of 1.0% to 2.0%;

(xiii) The Preliminary Proxy fails to disclose the basis upon which Lazard chose the specific inputs and assumptions used to determine a range of rate of return of 17.5% to 22.5%, the assumptions used to determine a total leverage range of 6.6x LTM EBITDA, and the specific inputs and assumptions used to determine a range of exit multiples of 8.0x to 10.0x in its Leveraged Buyout Return Analysis;

(xiv) The Preliminary Proxy fails to disclose any revisions to the Management Presentation Case and Management Sensitivity Case prepared after early July 2011; and

(xv) The Preliminary Proxy fails to disclose all Company financial data utilized by Morgan Stanley and Lazard in their financial analyses, including, but not limited to, all Company financial data for the twelve-month period ending September 30, 2011.

As to the background and negotiation of the merger, the complaints allege the following:

(i) The Preliminary Proxy fails to disclose who at the Company was engaged in discussions with Carlyle and H&F in 2009;

(ii) The Preliminary Proxy fails to disclose the basis for the board’s decision to grant Carlyle a one-day extension to submit its preliminary bid on July 26, 2011;

(iii) The Preliminary Proxy fails to disclose whether any potential equity partner with whom Carlyle entered into a non-disclosure agreement also had bid for the Company;

(iv) The Preliminary Proxy fails to disclose whether the Company considered a deal with Bidder E individually, or whether Bidder E had even proposed such a transaction;

(v) The Preliminary Proxy fails to disclose the length of the go-shop period proposed to Carlyle by the board on or about August 4, 2011;

(vi) The Preliminary Proxy fails to disclose Morgan Stanley’s views on potential equity partners to support an offer by Carlyle that were discussed at the August 30, 2011 board meeting;

(vii) The Preliminary Proxy fails to disclose when Mr. Hill first discussed with anyone his potential employment at the Company;

(viii) The Preliminary Proxy fails to disclose whether defendant Hill engaged in any discussions with Carlyle and/or H&F concerning his employment or severance agreements with the Company;

(ix) The Preliminary Proxy fails to disclose the dates and substance of discussions between Caryle and H&F and any of Company management concerning continuing their employment as officers of the Company after the closing of the merger;

(x) The Preliminary Proxy fails to disclose the dates and substance of discussions between Carlyle and H&F and any of the Individual Defendants or Company management regarding rolling over shares into the post-merger company;

(xi) The Preliminary Proxy fails to disclose the Company Exceptions Letter; and

(xii) The Preliminary Proxy fails to disclose the market conditions and challenges facing the CRO industry that were discussed at the board’s September 30, 2011 meeting.

The Hendriks, Coyne and Goodman amended complaints also allege that the defendants failed to disclose complete and material information in the Preliminary Proxy regarding the background and terms of the merger and financial information that the Company’s shareholders need to fully consider the merits of the merger. Specifically, the amended complaints allege that:

(xiii) The Preliminary Proxy fails to disclose whether the board took any actions to investigate or protect the sales process from any potential conflicts of interest arising out of Morgan Stanley’s relationship with Carlyle;

(xiv) The Preliminary Proxy fails to disclose sufficient information regarding the board’s threshold criteria for potential buyers;

(xv) The Preliminary Proxy fails to disclose the specific reasons that the Company chose not to contact five of the six interested parties that contacted the Company with indications of interest following The Wall Street Journal article;

(xvi) The Preliminary Proxy fails to disclose the contents of the board’s discussions with Morgan Stanley at the July 28, 2011 board meeting regarding potential value creation alternatives;

(xvii) The Preliminary Proxy fails to adequately disclose why the board agreed to the final merger consideration;

(xviii) The Preliminary Proxy fails to disclose whether Morgan Stanley’s Selected Precedent Transaction’s Analysis is based on June 30, 2011 financials or September 30, 2011 non-public financials for the Company;

(xix) The Preliminary Proxy fails to disclose any other financing options that both Hellman & Friedman and Carlyle considered before arriving at the current debt financing formulation;

(xx) The Preliminary Proxy fails to disclose whether Morgan Stanley performed any analysis in its Selected Precedent Transactions Analysis to justify applying the Company’s July 15 price to Convance Inc.’s subsequent performance through September 30 to calculate the implied unaffected trading price;

(xxi) The Preliminary Proxy fails to disclose whether Lazard’s Selected Precedent Transaction’s Analysis is based on June 30, 2011 financials or September 30, 2011 non-public financials for the Company;

(xxii) The Preliminary Proxy fails to disclose whether Lazard in its Premia Paid Analysis performed an analysis to justify applying a market-cap weighted average to the Company’s July 15 price to calculate the implied unaffected trading price; and

(xxiii) The Preliminary Proxy fails to disclose information concerning the go-shop period, including the type of confidential information provided to the interested party identified in the Preliminary Proxy and whether that party was provided the same information as the Company provided to Hellman & Friedman and Carlyle, whether the interested bidder is a strategic or financial bidder, and whether Morgan Stanley or any member of the Board contacted Bidder E following its refusal to submit a bid with Carlyle.

On November 4, 2011, the parties to the Hendriks, Coyne, Goodwin and Litwin actions entered into a Memorandum of Understanding reflecting their agreement to settle the class claims asserted in those actions. The Memorandum calls for, among other things, (i) the Company to provide the supplemental disclosures that are contained in this proxy statement supplement, (ii) certain reasonable confirmatory discovery, and following completion of that discovery calls for (iii) the parties to present to the North Carolina Business Court a stipulation of settlement and any other necessary documents to obtain the prompt approval by the Business Court of the settlement contemplated in the Memorandum and the dismissal with prejudice of the North Carolina state court actions consolidated as In re PPDI Litigation, and (iv) dismissal of the Hendriks federal action following approval by the Business Court. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the North Carolina Business Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection herewith (but excluding claims for appraisal under North Carolina law), pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement.

On November 7, 2011, the North Carolina Business Court stayed the actions consolidated as In re PPDI Litigation, except as to proceedings related to the proposed settlement. Also on November 7, 2011, the plaintiff in Hendriks filed a consent motion to stay proceedings in that matter, and on November 9, 2011 the court issued an order staying those proceedings.

Additional similar lawsuits might arise in connection with the pending merger. We and our board of directors believe these lawsuits are without merit and intend to vigorously defend them.

The following disclosure supplements the disclosure under the heading “Explanatory Note Regarding the Merger Agreement” on page 64 of the definitive proxy statement.

Any matters included on the Company exceptions letter that are material under the standards generally applicable to shareholders and reports and documents filed with the SEC have been previously disclosed publicly by PPD.

VOTING INFORMATION

For your convenience, included with this proxy statement supplement is a proxy card that you may use to vote your shares. Please be advised that you may also vote by telephone or internet. Instructions for voting your shares at the special meeting of stockholders on Wednesday, November 30, 2011 are included with the definitive proxy statement. If you have previously voted your shares and do not wish to change your vote, you do not need to take any further action. If you have previously voted your shares, voting again on the enclosed proxy card will supersede your previous vote, regardless of how you previously voted (i.e., by telephone, internet or mail).

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Phoenix Advisory Partners, our proxy solicitor, toll-free at 877-478-5038 (for shareholders) or 212-493-3910 (for brokerage firms and banks), or email info@phoenixadvisorypartners.com.

Driving Directions to Special Meeting

From ILM Airport

Start out going WEST on AIRPORT BLVD toward TRASK DR.	1.0 Mile

Turn LEFT onto N 23RD ST.	0.5 Miles

Merge onto US-74 W/MARTIN LUTHER KING JR PKWY.	1.8 Miles

US-74 W/MARTIN LUTHER KING JR PKWY becomes CORNELIUS HARNETTE DR.	0.2 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

From West (Raleigh)

I-40 E towards WILMINGTON

Take the I-140/US-17 exit, EXIT 416 A-B, toward TOPSAIL ISLAND/NEW BERN/MYRTLE BEACH	0.2 Miles

Merge onto I-140 W/US-17 S via EXIT 416A toward SHALLOTTE/MYRTLE BEACH	7.0 Miles

Merge onto US-17 S/US-421 S/FRANCIS PETER FENSEL HWY via EXIT 14 toward MYRTLE BEACH/CAROLINA BEACH	3.0 Miles

Turn LEFT onto NC-133	0.4 Miles

Turn SLIGHT RIGHT toward WILMINGTON DOWNTOWN	0.1 Miles

Stay STRAIGHT to go onto ramp	0.1 Miles

Merge onto CORNELIUS HARNETTE DR.	0.0 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

From West (Charlotte)

US-74 E towards MONROE

Merge onto US-17 N/US-421 N/US-74 N/NC-133 N toward I-140/JACKSONVILLE/WRIGHTSVILLE BEACH/CLINTON	2.0 Miles

Turn RIGHT onto NC-133	0.4 Miles

Turn SLIGHT RIGHT toward WILMINGTON DOWNTOWN	0.0 Miles

Turn SLIGHT RIGHT onto ramp	0.1 Miles

Merge onto CORNELIUS HARNETT DR.	0.0 Miles

Turn SLIGHT RIGHT onto N FRONT ST.	0.2 Miles

929 N FRONT ST is on the RIGHT

SPECIAL MEETING OF SHAREHOLDERS OF PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. November 30, 2011 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and form of proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25511. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030303000000000000 2 113011 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1, 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. To approve the Agreement and Plan of Merger, dated as of October 2, 2011, as it may be amended from time to time, by and among Pharmaceutical Product Development, Inc., Jaguar Holdings, LLC and Jaguar Merger Sub, Inc. 2. To approve, on a non-binding, advisory basis, the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger. 3. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. Proxy for Special Meeting of Shareholders on November 30, 2011 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Fred N. Eshelman and B. Judd Hartman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the special meeting of shareholders of Pharmaceutical Product Development, Inc., to be held on November 30, 2011 at 929 North Front Street, Wilmington, North Carolina 28401, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side) 14475

SPECIAL MEETING OF SHAREHOLDERS OF PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. November 30, 2011 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Special Meeting. IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and form of proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25511.—Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030303000000000000 2 113011 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1, 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. To approve the Agreement and Plan of Merger, dated as of October 2, 2011, as it may be amended from time to time, by and among Pharmaceutical Product Development, Inc., Jaguar Holdings, LLC and Jaguar Merger Sub, Inc. 2. To approve, on a non-binding, advisory basis, the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger. 3. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.